Exhibit 4.5



                  SECOND SUPPLEMENT TO ACQUISITION AGREEMENT


         This Supplement, dated July 17, 1998, to Acquisition Agreement, dated June 24, 1998, as supplemented and amended by Supplement to Acquisition Agreement, dated June 30, 1998 (collectively, the "Agreement"), among AMPEX CORPORATION, a Delaware corporation ("Parent"), AMPEX HOLDINGS CORPORATION, a Delaware corporation ("Buyer") and the several selling stockholders ("Sellers") of Micronet Technology, Inc., a Delaware corporation (the "Company").

         Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, the parties desire to supplement and amend the Agreement in certain respects as more fully provided below;

         ACCORDINGLY, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Undertaking to Issue Stock Certificates. As promptly as possible following the Closing taking place today, Sellers shall deliver to Parent the written instructions with respect to the issuance of shares of Class A Stock contemplated by Section 1 (a) of the Agreement. Parent undertakes and agrees that, as promptly as possible following receipt of such instructions signed by all Sellers, Parent will cause the transfer agent for the Class A Stock to issue, and Parent will deliver, certificates, in proper form, representing such shares in the denominations and registered in the names of the Sellers or their permitted designees in accordance with such instructions and said Section 1 (a) of the Agreement. Sellers acknowledge that Parent shall have no obligation to issue or deliver any shares of Class A Stock to any person or entity who is not an "accredited investor" and that all such shares of Class A Stock shall be deposited in escrow under the Escrow Agreement.

         2. Chloe Holdings, Inc.. Chloe Holdings, Inc. ("Chloe") undertakes and agrees to deliver the certificate(s) representing 625 shares of the Class A Common Stock of the Company owned by Chloe and being sold to Buyer pursuant to the Agreement as promptly as possible following the Closing taking place today, and agrees to indemnify and hold Parent and Buyer harmless from

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and against all costs, expenses and liabilities which may be incurred by Parent or Buyer by reason of Chloe's failure to deliver such certificates. Parent shall have no obligation to deliver any Class A Stock to or on behalf of Chloe pursuant to the Agreement unless and until the certificate(s) representing the shares of Class A Common Stock of the Company owned by Chloe have been delivered to Parent or Buyer in transferable form.

         3. Micropolis Claim. At the date of this Supplement, the Micropolis claim referred to in Section 7 (m) of the Agreement has not been finally settled. Accordingly, Sellers jointly and severally agree to defend, and to indemnify and hold harmless Parent, Buyer and the Company from and against, such claim in accordance with Section 11 of the Agreement and further agree that 265,000 shares of the Class A Stock issuable to Sellers pursuant to the Agreement shall be held in escrow under the Escrow Agreement as collateral security for Sellers indemnity obligations with respect to such claim until (i) final settlement or discharge of such claim at no cost to the Company and otherwise on terms reasonably satisfactory to Parent or (ii) release thereof to Parent in accordance with the terms of the Escrow Agreement.

         4. Further Assurances. The parties agree to execute such other documents or agreements as may be necessary or desirable for the implementation of the Agreement and this Supplement and the consummation of the transactions contemplated thereby and hereby.

         5. Counterparts;Effectiveness. This Supplement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall become effective, as between Parent and Buyer, on the one hand, and a Seller, on the other, upon execution and delivery of a counterpart hereof by Parent, Buyer and such Seller.

         6. Ratification. Except as expressly supplemented or amended hereby, the parties ratify and confirm the Agreement in all respects.

                         [SIGNATURES ON FOLLOWING PAGE]



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                  IN WITNESS WHEREOF, the undersigned have executed this
Certificate in counterpart this 17th day of July, 1998.



                       SELLING SHAREHOLDERS:


                       -----------------------------
                       Name:  Jason Barzilay


                       -----------------------------
                       Name:  Beny Alagem


                       -----------------------------
                       Name:  Alex Sandel


                       -----------------------------
                       Name:  Sara Sandel


                       -----------------------------
                       Name:  Chloe Holdings, Inc.


                       KLINE HAWKES MICRONET PARTNERS LLC


                       By:
                          -----------------------------
                       Title:
                             -----------------------------



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